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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE E.W. SCRIPPS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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

                            THE E.W. SCRIPPS COMPANY
                             1105 N. MARKET STREET

                           WILMINGTON, DELAWARE 19801

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 1996

                               ------------------

TO THE SHAREHOLDERS OF THE E.W. SCRIPPS COMPANY

     You are cordially invited to attend the Annual Meeting of the Stockholders of The E.W. Scripps Company (the "Company") which will be held at the Queen City Club, Cincinnati, Ohio, on Thursday, May 9, 1996 at 10:00 a.m., local time for the following purposes:

          1. To elect nine persons to serve as directors for the ensuing year;
     and

          2. To amend the Company's Long-Term Incentive Plan to reserve an additional 2,000,000 shares of Class A Common Stock for issuance; and

          3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 15, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     By order of the Board of Directors,

                                           M. DENISE KUPRIONIS,
                                              Corporate
                                              Secretary

March 28, 1996

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            THE E.W. SCRIPPS COMPANY
                             1105 N. MARKET STREET

                           WILMINGTON, DELAWARE 19801

                               ------------------

                                PROXY STATEMENT

                              1996 ANNUAL MEETING
                                  MAY 9, 1996

     This proxy statement, which together with the accompanying notice, proxy, and annual report is being mailed to stockholders on or about March 28, 1996, is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of The E.W. Scripps Company, a Delaware corporation (the "Company"), to be held on Thursday, May 9, 1996.

     The close of business on March 15, 1996, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     On March 1, 1996 the Company had outstanding 60,452,178 shares of Class A Common Stock, $.01 par value per share ("Class A Common Stock"), and 19,807,053 shares of Common Voting Stock, $.01 par value per share (Common Voting Stock"). Holders of Class A Common Stock are entitled to elect the greater of three or one-third of the directors of the Company but are not entitled to vote on any other matters except as required by Delaware law. Holders of Common Voting Stock are entitled to elect all remaining directors and to vote on all other matters requiring a vote of stockholders. Each share of Class A Common Stock and Common Voting Stock is entitled to one vote upon matters on which such class of stock is entitled to vote.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     A Board of nine directors is to be elected, three by the holders of Class A Common Stock voting separately as a class and six by the holders of Common Voting Stock voting separately as a class. In the election, the nominees receiving the greatest number of votes will be elected. All directors will hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified.

     Each proxy for Class A Common Stock executed and returned by a holder of such stock will be voted for the election of the three directors hereinafter shown as nominees for such class of stock, unless otherwise indicated on such proxy. Each proxy for Common Voting Stock executed and returned by a holder of such stock will be voted for the election of the six directors hereinafter shown as nominees for such class of stock, unless otherwise indicated on such proxy. Although the Board of Directors does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the Board may propose.

     The following table sets forth certain information as to each of the nominees for election to the Board of Directors.

                                    DIRECTOR            PRINCIPAL OCCUPATION OR OCCUPATION/BUSINESS
           NAME              AGE     SINCE                    EXPERIENCE FOR PAST FIVE YEARS
---------------------------  ---    --------    -----------------------------------------------------------
                         NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK
Daniel J. Meyer (1)          59       1988      Chairman since January 1, 1991, Chief Executive Officer
                                                since April 24, 1990, of Cincinnati Milacron Inc. (a
                                                manufacturer of metal working and plastics processing
                                                machinery and systems).
Nicholas B. Paumgarten       50       1988      Managing Director of J.P. Morgan & Co. Inc. since February
                                                10, 1992 (an investment banking firm); Managing Director of
                                                Dillon, Read & Co. Inc. from March 19, 1991 through
                                                February 9, 1992 (an investment banking firm); Managing
                                                Director from 1981 through March 18, 1991 of The First
                                                Boston Corporation (an investment banking firm).
Ronald W. Tysoe (2)          42        n/a      Vice Chairman and Chief Financial Officer of Federated De-
                                                partment Stores, Inc. since April 1990.
                          NOMINEES FOR ELECTION BY HOLDERS OF COMMON VOTING STOCK
John H. Burlingame (3)       62       1988      Executive Partner since 1982 of Baker & Hostetler (law
                                                firm).
William R. Burleigh          60       1990      President of the Company since August 1994, Chief Operating
                                                Officer since May 1994, Executive Vice President from March
                                                1990 through May 1994, Senior Vice President/Newspapers and
                                                Publishing from September 1986 to March 1990.
Lawrence A. Leser (4)        60       1977      Chairman of the Company since August 1994, Chief Executive
                                                Officer since July 1985.
Charles E. Scripps (5)       76       1946      Chairman of the Executive Committee of the Company since
                                                August 1994, Chairman of the Board of Directors of the
                                                Company from 1953 to August 1994.
Paul K. Scripps (6)          50       1986      Chairman since December 1989, of John P. Scripps Newspa-
                                                pers, a subsidiary of the Company.
Robert P. Scripps (7)        78       1949      A Director of the Company since 1949.

---------------

(1) Mr. Meyer is a director of Cincinnati Milacron Inc., Star Bank Corporation (bank holding Company) and Hubbell Incorporated (manufacturer of wiring and lighting devices).

(2) Mr. Tysoe is a nominee for election as a director. He is a director of Federated Department Stores, Inc. Mr. Tysoe will replace Mr. David R. Huhn who has been a director since 1991.

(3) Mr. Burlingame is a Trustee of The Edward W. Scripps Trust.

(4) Mr. Leser is a director of Union Central Life Insurance Company and of AK Steel Holding Corporation (a steel manufacturer).

(5) Mr. Charles E. Scripps is the brother of Robert P. Scripps and Chairman of the Board of Trustees of The Edward W. Scripps Trust.

(6) Mr. Paul K. Scripps serves as a director of the Company pursuant to an agreement between The Edward W. Scripps Trust and John P. Scripps. See "Certain Transactions -- John P. Scripps Newspapers."

(7) Mr. Robert P. Scripps is a Trustee of The Edward W. Scripps Trust and the brother of Charles E. Scripps.


        INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board held four regularly scheduled and five special meetings during 1995. Each director of the Company attended all of these meetings, except one director who was unable to attend one special meeting and one director who was unable to attend one regularly scheduled meeting.

COMMITTEES

     The Board of Directors of the Company has an Executive Committee, an Audit Committee and a Compensation Committee.

     Charles E. Scripps, Lawrence A. Leser and John H. Burlingame are the members of the Executive Committee. The Executive Committee exercises all of the powers of the Board in the management of the business and affairs of the Company between Board meetings, except the power to fill vacancies on the Board or its committees. The Executive Committee did not hold any meetings during 1995.

     Daniel J. Meyer, Nicholas B. Paumgarten and David R. Huhn are the members of the Audit Committee, which nominates the independent auditors each year, reviews the audit plans of both the internal and independent auditors, evaluates the adequacy of and monitors compliance with corporate accounting policies, and reviews the Company's annual financial statements. The internal and independent auditors have unrestricted access to the Audit Committee. The Audit Committee held two meetings during 1995. Each member of the Audit Committee attended both meetings.

     Charles E. Scripps, Daniel J. Meyer and David R. Huhn are the members of the Compensation Committee, which establishes the overall compensation policy of the Company, determines compensation of senior management and administers the Company's Long-Term Incentive Plan. The Compensation Committee held four meetings during 1995. Each member of the Compensation Committee attended all of such Committee's meetings.

COMPENSATION OF DIRECTORS

     During 1995, each director elected by the holders of the Class A Common Stock received an annual fee of $22,000, and an additional $2,000 for each meeting that he attended of the Board of Directors or a committee thereof on which he served. Additionally, for each committee of which he was chairman, such director received an annual fee of $3,000. Directors elected by the holders of the Common Voting Stock, with the exception of Mr. Charles E. Scripps, do not receive any compensation for services as directors or committee members.

     Mr. Scripps received a fee for his services as Chairman of the Executive Committee at the annual rate of $50,000. Mr. Scripps does not receive any additional fees for his attendance at Board and Committee meetings.

     None of the Directors received any awards in 1995 under the Company's Stock Option Plan for Non-Employee Directors Elected by the Holders of the Company's Class A Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of March 1, 1996, of more than five percent of the Company's outstanding Class A Common Stock or Common Voting Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

                                                                         COMMON
            NAME AND ADDRESS                CLASS A                      VOTING
          OF BENEFICIAL OWNER             COMMON STOCK     PERCENT       STOCK        PERCENT
----------------------------------------  ------------     -------     ----------     -------
The Edward W. Scripps Trust (1)            32,610,000        54.0%     16,040,000       81.0%
312 Walnut Street
P.O. Box 5380
Cincinnati, Ohio
Jack R. Howard (2)                          3,659,198         6.1%        170,000         .9%
c/o Scripps Howard, Inc.
Attn: Corporate Secretary
312 Walnut Street
P.O. Box 5380
Cincinnati, Ohio
Paul K. Scripps and                           189,097          .3%      1,616,113        8.2%
John P. Scripps Trust (3)
525 C Street, Suite 306
San Diego, California
The Capital Group Companies, Inc. (4)       4,226,400         7.0%             --         --
333 South Hope Street
Los Angeles, California
Chemical Bank, Trustee (5)                         --          --       1,242,000        6.3%
333 South Hope Street
Los Angeles, California

---------------

(1) Under the Trust Agreement establishing The Edward W. Scripps Trust (the "Trust"), the Trust must retain voting stock sufficient to ensure control of the Company until the final distribution of the Trust estate unless earlier stock dispositions are necessary for the purpose of preventing loss or damage to such estate. The Trustees of the Trust are Charles E. Scripps, Robert P. Scripps and John H. Burlingame. The Trust will terminate upon the death of the last to survive of four persons specified in the Trust, the youngest of whom is 72 years of age. Upon the termination of the Trust, substantially all of its assets (including all shares of capital stock of the Company held by the Trust) will be distributed to the grandchildren of Robert Paine Scripps (a son of Edward W. Scripps), of whom there are 28. Certain of these grandchildren have entered into an agreement among themselves, other cousins and the Company which will restrict transfer and govern voting of shares of Common Voting Stock to be held by them upon termination of the Trust and distribution of the Trust estate. See "Certain Transactions - Scripps Family Agreement."

(2) The shares listed for Mr. Howard consist of 3,327,385 shares of Class A Common Stock and 170,000 shares of Common Voting Stock held in an irrevocable trust established for the benefit of Mr. Howard and his wife and of which Mr. Howard and his wife are the sole trustees; and 331,813 shares of Class A Common Stock owned by Mr. Howard's wife. Mr. Howard disclaims any beneficial interest in the shares held by his wife.

(3) See footnote 8 to the table under "Security Ownership of Management."

(4) The Capital Group Companies, Inc. ("Capital"), the parent company of six investment management companies, has filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company's Class A Common Stock. According to the Schedule 13G for the year ended December 31, 1995, Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc., exercised as of December 29, 1995, investment discretion with respect to 1,111,400 and 3,115,000 shares, respectively, or a combined total of 7.0% of the outstanding Class A Common Stock which was owned by various institutional investors.

(5) Based on information provided by Chemical Bank, the 1,242,000 shares of Common Voting Stock are held in two trusts of which Chemical Bank is the sole trustee. These trusts were established by Jack R. Howard's parents for the benefit of his sister.

SECURITY OWNERSHIP OF MANAGEMENT

     The following information is set forth with respect to the shares of the Company's Class A Common Stock and Common Voting Stock beneficially owned as of March 1, 1996 by each director and each nominee for election as a director of the Company, by each named executive, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

       NAME OF INDIVIDUAL                                          COMMON
      OR NUMBER OF PERSONS            CLASS A                      VOTING
            IN GROUP                COMMON STOCK     PERCENT       STOCK        PERCENT
--------------------------------    ------------     -------     ----------     -------
William R. Burleigh (1)                  32,515           *              --         --
John H. Burlingame (2)                       --          --              --         --
David R. Huhn (3)                           500           *              --         --
Lawrence A. Leser (4)                    50,000           *              --         --
Daniel J. Meyer (5)                         300           *              --         --
Nicholas B. Paumgarten (6)                3,250           *              --         --
Charles E. Scripps (2) (7)               36,480           *              --         --
Paul K. Scripps (8)                     189,097           *       1,616,113        8.2%
Robert P. Scripps (2)                        --          --              --         --
Ronald W. Tysoe                              --          --              --         --
Daniel J. Castellini (9)                 24,735           *              --         --
Paul F. (Frank) Gardner (10)             26,448           *              --         --
Craig C. Standen (11)                    11,355           *              --         --
Alan M. Horton (12)                       9,749           *              --         --
All directors and executive
  officers as a group
  (20 persons) (13)                  33,019,560        54.6%     17,656,113       89.1%

---------------

* Shares owned represent less than one percent of the outstanding shares of such class of stock.

  (1) The shares listed for Mr. Burleigh do not include 205,000 shares of Class A Common Stock underlying exercisable options held by him.

  (2) This person is a Trustee of the Trust and has the power, together with the other Trustees of the Trust, to vote and dispose of the 32,610,000 shares of Class A Common Stock and the 16,040,000 shares of Common Voting Stock of the Company held by the Trust. Messrs. Charles E. Scripps and Robert P. Scripps have a life income interest in the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust.

  (3) The shares listed for Mr. Huhn are held jointly with his wife. The shares listed do not include 5,000 shares of Class A Common Stock underlying exercisable options held by him.

  (4) The shares listed for Mr. Leser include 5,500 shares of Class A Common Stock owned by his wife. Mr. Leser disclaims any beneficial interest in these shares. The shares listed do not include 321,100 shares of Class A Common Stock underlying exercisable options held by Mr. Leser.

  (5) The shares listed for Mr. Meyer do not include 5,000 shares of Class A Common Stock underlying exercisable options held by him.

  (6) The shares listed for Mr. Paumgarten include 2,000 shares of Class A Common Stock held in trusts for the benefit of Mr. Paumgarten's sons, and 850 shares owned by his wife. Mr. Paumgarten is the sole trustee of the aforesaid trusts. Mr. Paumgarten disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife. The shares listed do not include 5,000 shares of Class A Common Stock underlying exercisable options held by him.

  (7) The shares listed for Mr. Charles E. Scripps include 500 shares of Class A Common Stock owned by his wife. Mr. Scripps disclaims any beneficial interest in these shares.

  (8) The shares listed for Mr. Paul K. Scripps include 119,520 shares of Common Voting Stock and 400 shares of Class A Common Stock held in various trusts for the benefit of certain relatives of Paul K. Scripps and 100 shares of Class A Common Stock owned by his wife. Mr. Scripps is a trustee of the aforesaid trusts. Mr. Scripps disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife. The shares listed also include 1,445,453 shares of Common Voting Stock and 188,497 shares of Class A Common Stock held by five trusts of which Mr. Scripps is a trustee. Mr. Scripps is the sole beneficiary of one of such trusts, holding 349,018 shares of Common Voting Stock and 47,124 shares of Class A Common Stock. He disclaims beneficial ownership of the shares held in the other four trusts.

  (9) The shares listed for Mr. Castellini include 1,000 shares of Class A Common Stock owned by his wife. Mr. Castellini disclaims any beneficial interest in these shares. The shares listed for Mr. Castellini do not include 134,000 shares of Class A Common Stock underlying exercisable options held by him.

 (10) The shares listed for Mr. Gardner do not include 59,500 shares of Class A Common Stock underlying exercisable options held by him.

 (11) The shares listed for Mr. Standen include 180 shares held by Mr. Standen as custodian for the benefit of his children. Mr. Standen disclaims any beneficial interest in these shares. The shares listed for Mr. Standen do not include 66,275 shares of Class A Common Stock underlying exercisable options held by him.

 (12) The shares listed for Mr. Horton include 100 shares which are held jointly with his wife. The shares listed for Mr. Horton do not include 57,550 shares of Class A Common Stock underlying exercisable options held by him.

 (13) The shares listed include the 32,610,000 shares of Class A Common Stock and the 16,040,000 shares of Common Voting Stock of the Company owned by the Trust.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

THE COMMITTEE

     This report is submitted by the members of the Compensation Committee, Messrs. Daniel J. Meyer, Charles E. Scripps and David R. Huhn. The Committee makes decisions on the compensation of the Company's senior executives. All Committee actions are reviewed by the Board of Directors of The E.W. Scripps Company.

     Mr. Meyer and Mr. Huhn are independent directors and have no "interlocking" relationships as defined by the Securities and Exchange Commission. Mr. Scripps is Chairman of the Company's Executive Committee and Chairman of the Board of Trustees of The Edward W. Scripps Trust.

PHILOSOPHY

     The E.W. Scripps Company's compensation policy for senior officers and certain other executives is designed to attract and retain a highly-qualified management team. The Company supports a pay-for-performance program designed to motivate executives to achieve target operating results set forth in the Company's strategic plan and to reward them for accomplishing these targets. This policy encourages coordinated and sustained efforts towards enhancing the Company's performance and maximizing the value to shareholders.

     The compensation program is reviewed annually and is comprised primarily of cash compensation, including salary and annual bonus, and grants of restricted stock and non-qualified stock options under the Company's 1987 Long-Term Incentive Plan. The Company believes its compensation policy is fair to both its employees and its shareholders and is competitive within the industry.

COMPONENTS OF THE COMPENSATION PROGRAM

     BASE SALARY

     The Company continues to participate annually in the Towers Perrin Media Industry Compensation Survey (the "Survey") which is widely used in its industry and gives relevant compensation information on executive positions. The Survey provides compensation analyses for executives in the media industry based on revenues, industry segments (e.g., publishing, broadcasting, cable) and market type and size which, along with other data, are used by the Company to determine the median and other levels of compensation of executives of media companies with profiles comparable to those of the Company.

     The field of Survey participants is drawn from six major media areas; newspaper publishing, television stations, radio stations, cable systems, magazine publishing and book and information publishing. In the most recent Survey, there were approximately 80 participants, which included all of the corporations in the Company's peer group index.

     The Company strives to place fully competent and high performing executives at the median level of compensation or higher, dependent upon competitive pressures and exceptional performance, no later than two to three years after attaining their position. Actual base salaries for the CEO and for the other named executives during the last fiscal year were consistent with this policy. None of the named executives have employment contracts with the Company.

     In deciding if an annual base salary increase is appropriate for a specific executive, several factors are taken into account. These factors include an examination of the compensation guidelines suggested by the Survey, an evaluation of the responsibilities of the executive's position, consideration of the executive's contributions to the Company during the year and over the course of his employment by the Company, and a review of the Company's overall corporate performance during the year. These performance factors are not assigned specific weights. Rather, the Committee applies its own subjective good judgment in evaluating the aggregate impact of these factors and in making final compensation determinations. In considering salary increases for persons other than the CEO, the Committee also takes into consideration recommendations made by the Chief Executive Officer.

     Four of the five named executives, not including the Chief Executive Officer, were eligible, based on the criteria noted above, for base salary increases effective January 1, 1996. These executives received increases consistent with the Company's compensation philosophy.

     ANNUAL BONUS

     In 1995, the Committee continued to emphasize the link between Company performance, which benefits the shareholders, and executive pay. The annual bonus plan promotes this pay-for-performance philosophy by providing executives with an opportunity to earn annual cash bonuses based on the achievement of specific performance goals. Two performance measures were utilized in 1995: the achievement of operating cash flow targets and an earnings-per-share target. These performance measures represented 60% and 40% of the executive's maximum bonus opportunity, respectively. The operating cash flow target for Mr. Gardner and for Mr. Horton was based on their specific area of responsibility. For the other named executives, the cash flow goal was based on the consolidated operating cash flow target.

     The Company's 1995 annual bonus plans for its senior vice presidents allowed for a maximum bonus opportunity of 40% of the executive's base salary. The President and Chief Operating Officer's maximum bonus opportunity was 50% of his base salary. Determining if the executive would earn his maximum bonus amount was a matter of ascertaining whether or not the preestablished goals were achieved. The annual bonus plan requires that a minimum of 93% of a preestablished goal must be attained before a bonus amount related to that performance measurement can be paid.

     The Company attained its 1995 earnings per share and consolidated operating cash flow goals which resulted in Messrs. Burleigh, Standen and Castellini receiving 100% of their 1995 maximum bonus award. Mr. Horton also received 100% of his targeted bonus opportunity. However, the Company's television division did not attain its operating cash flow goal, resulting in Mr. Gardner not receiving his maximum bonus potential.

     The bonus amount is payable on an annual basis, although executives may elect to defer payment of the bonus until retirement or another other predetermined date.

     LONG-TERM INCENTIVES

     The Committee continues to endorse the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interest in the enhancement of shareholder value. In 1987, the Company adopted a Long Term-Incentive Plan (the "Plan"). Eligible participants include the senior executives and selected corporate executive managers and key employees at the Company's operating units. Although the Plan allows for several different types of stock-based awards, to date only two types of awards have been granted: 1) stock options, which represent a right to purchase shares of the Company's Class A Common Stock at the fair market value per share as of the date the option is granted, and 2) restricted stock, which represents shares of Class A Common Stock of the Company which the recipient cannot sell or otherwise dispose of until the applicable restriction period lapses and which are subject to forfeiture.

     Restricted Stock. Generally executives receive restricted stock awards with a three-year vesting period when they first attain an executive position. When executives are promoted to new positions or assume additional responsibility, they may be granted additional restricted stock awards. The grants are intended to increase management's ownership interest in the Company. When awarding the shares of restricted stock, consideration is not given to the total number of shares of restricted stock outstanding.

     None of the named executives received restricted stock awards in 1995.

     Stock Options. Generally executives receive a stock option award with their restricted stock award when they first attain an executive position. From 1990 to 1994 the Company also made annual stock option awards to executives. The purpose of this annual grant of non-qualified stock options was to further tie executive compensation to the long-term financial performance of the Company and to give the executive a stake similar to that of the Company's shareholders. When awarded, stock options are granted at not less than the fair market value of the Company's Class A Common Stock on the date of the grant. Therefore, the stock options have value only if the stock price appreciates following the date of the award.

     Although the Company continues to believe that stock option grants are a valuable motivating tool, annual grants were not awarded in 1995. In light of the pending transaction concerning the Company's cable division, the Committee members agreed that it was not appropriate at this time to make equity awards under the Company's Long-Term Incentive Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Lawrence A. Leser has served as Chief Executive Officer since 1985. He was elected Chairman of the Company in 1994. As reflected in the Summary Compensation Table, Mr. Leser received a $25,000 (3.8%) annual base salary increase in 1995. According to the Survey, Mr. Leser's salary places him between the median and the 75th percentile for his job position. The 1995 adjustment in Mr. Leser's salary was based on a review of the Survey guidelines and on a review of his contributions to the Company in achieving its financial, operational and strategic goals. Additional details regarding his 1995 base salary increase were outlined in last year's proxy statement.

     In February 1996, Mr. Leser announced his intention to retire as Chief Executive Officer on June 1, 1996. Therefore, notwithstanding his significant accomplishments during 1995, he did not receive an annual salary increase for 1996.

     The Chief Executive Officer's maximum bonus opportunity in 1995 was 80% of his base salary. As described for the other named executives, determination of whether or not he would earn this maximum bonus amount was a matter of ascertaining whether or not the preestablished goals were achieved. As noted above, for fiscal 1995 the Company attained its earnings per share and consolidated operating cash flow goals which resulted in Mr. Leser earning 100% of his maximum bonus potential.

RESPONSE TO OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid in any one year to a company's Chief Executive Officer and each of its four other most highly compensated executives. In 1994, the stockholders approved amendments to the Company's Long-Term Incentive Plan so that certain performance based compensation under that plan would comply with the deduction limit.

     The compensation tables which follow are intended to better enable our shareholders to understand the compensation practices of the Company. We invite shareholder comments, which may be sent to the attention of the Company's Corporate Secretary.

                                            The Compensation Committee

                                            Daniel J. Meyer, Chairman
                                            Charles E. Scripps
                                            David R. Huhn

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation earned by, paid to and awarded to the Company's Chief Executive Officer, and each of the Company's four other most highly compensated executive officers, during each of the Company's last three fiscal years.

                                                                         LONG-TERM COMPENSATION
                                                                  ------------------------------------
                                                                           AWARDS
                                                                  ------------------------    PAYOUTS        ALL
                                                                  RESTRICTED    SECURITIES    --------      OTHER
                                         ANNUAL COMPENSATION        STOCK       UNDERLYING      LTIP       COMPEN-
          NAME AND                      ---------------------      AWARD(S)      OPTIONS/     PAYOUTS      SATION
     PRINCIPAL POSITION        YEAR      SALARY       BONUS          (1)         SARS (#)       (2)          (3)
----------------------------   ----     --------     --------     ----------    ----------    --------     -------
Lawrence A. Leser              1995     $675,000     $540,000             0             0           0      $4,500
Chairman and Chief             1994      650,000      520,000             0        40,000           0       4,500
Executive Officer              1993      630,000      250,000             0       140,000     $76,000       7,075
William R. Burleigh            1995     $455,000     $227,500             0             0           0      $4,500
President and Chief            1994      423,333      211,667      $180,780        30,000           0       4,500
Operating Officer              1993      400,000      100,000             0        75,000     $21,600       7,075
Paul F. (Frank) Gardner        1995     $380,000     $106,400             0             0           0      $4,500
Senior Vice President/         1994      330,000      132,000      $376,625        25,000           0       4,500
Broadcasting (4)               1993      225,000      120,000       413,925        56,500           0       6,000
Daniel J. Castellini           1995     $335,000     $134,000             0             0           0      $4,500
Senior Vice President/         1994      325,000      130,000             0        20,000           0       4,500
Finance and Administration     1993      325,000       85,000             0        48,000     $26,208       7,075
Craig C. Standen               1995     $325,000     $130,000             0             0           0      $4,500
Senior Vice President/         1994      310,000      103,833      $210,975        20,000           0       4,500
Corporate Development (5)
Alan M. Horton                 1995     $325,000     $130,000             0             0           0      $4,500
Senior Vice President/         1994      255,938       92,813      $210,975        20,000     $14,323       4,500
Newspapers (6)

---------------

(1) The aggregate number and value of restricted stock holdings for each named executive officer as of the end of 1995 were as follows: Mr. Burleigh held 6,000 shares with a value of $239,250; Mr. Gardner held 24,500 shares with a value of $976,938; Mr. Standen and Mr. Horton both held 7,500 shares, with a value of $299,063 each. Dividends were paid during 1995 on the shares of restricted stock held by each named executive officer at a rate of thirteen cents per share per quarter, except for the first quarter when the dividend rate was eleven cents. Messrs. Leser and Castellini did not hold any restricted stock at December 31, 1995.

(2) Represents compensation paid pursuant to the Company's Medium Term Bonus Plan. This Plan terminated in 1991. The final vesting period, with respect to contingent awards outstanding under the Plan, was December 1993.

(3) Represents compensation paid pursuant to the Company's Retirement and Investment Plan.

(4) Mr. Gardner was elected to the position of Senior Vice
    President/Broadcasting on April 1, 1993. The compensation reported for 1993 reflects his actual 1993 earnings.

(5) Mr. Standen was elected an executive officer of the Company in August 1994. Prior to this appointment he was a Vice President of a subsidiary of the Company. The compensation reported for 1994 reflects his actual 1994 earnings.

(6) Mr. Horton was elected an executive officer of the Company in May 1994. Prior to this appointment he was a Vice President of a subsidiary of the Company. The compensation reported for 1994 reflects his actual 1994 earnings.

OPTION/SAR GRANTS IN 1995

     There were no option grants to the named executives in 1995.

AGGREGATED OPTION/SAR EXERCISES IN 1995 AND FY-END OPTION/SAR VALUES

     The following table sets forth certain information regarding the number and value of options for shares of Class A Common Stock held by the named executives at December 31, 1995. One executive exercised an option during 1995.

                                                                         NUMBER OF
                                                                        SECURITIES             VALUE OF
                                                                        UNDERLYING           UNEXERCISED
                                                                        UNEXERCISED         IN-THE- MONEY
                                                                      OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                        12/31/95(#)            12/31/95
                                  SHARES ACQUIRED        VALUE         EXERCISABLE/          EXERCISABLE/
             NAME                 ON EXERCISE(#)      REALIZED($)      UNEXERCISABLE        UNEXERCISABLE
------------------------------    ---------------     -----------     ---------------     ------------------
Lawrence A. Leser                                                     325,500/12,000      $4,641,988/263,940
William R. Burleigh                                                   195,000/10,000      $2,806,225/219,950
Paul F. (Frank) Gardner                22,000          $ 294,945            59,500/0      $        555,938/0
Daniel J. Castellini                                                   129,000/5,000      $1,865,525/109,975
Craig C. Standen                                                        60,275/6,000      $  934,807/131,970
Alan M. Horton                                                          56,050/1,500      $   781,061/32,993

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on the Company's Class A Common Stock, assuming an initial investment of $100 as of December 31, 1990, and based on the market prices at the end of each year and assuming reinvestment of dividends, with the cumulative total return of the Standard & Poor's Composite-500 Stock Index and an index based on a peer group of media companies.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           S&P 500         SCRIPPS       MEDIA INDEX
1990                                       100             100             100
1991                                       131             145             119
1992                                       140             151             136
1993                                       154             170             155
1994                                       156             190             146
1995                                       215             251             182

                1990     1991     1992     1993     1994     1995
                ----     ----     ----     ----     ----     ----
S&P 500         $100     $131     $140     $154     $156     $215
-----------------------------------------------------------------
Scripps         $100     $145     $151     $170     $190     $251
-----------------------------------------------------------------
Media Index     $100     $119     $136     $155     $146     $182

---------------

(1) The Companies in the peer group index are A.H. Belo Corporation, Gannett Co. Inc., Knight-Ridder, Inc., Lee Enterprises, Inc., The New York Times Company, Times Mirror Company, Tribune Company, and the Washington Post Company. Prior to 1995 Multimedia, Inc. was included in the peer group. Multimedia, Inc. was acquired by Gannett Co., Inc. in 1995. Lee Enterprises, Inc. was added to the peer group in 1995. The index is weighted based on market capitalization. The companies included in the peer group were approved by the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Daniel J. Meyer, Charles E. Scripps and David R. Huhn are the members of the Company's compensation committee.

     Mr. Meyer and Mr. Huhn also serve as directors of Scripps Howard, Inc. ("SHI"), which is a wholly-owned subsidiary of the Company, and are both members of the audit committee of the Company.

     Mr. Lawrence A. Leser, Chairman and Chief Executive Officer and a director of the Company, is also Chairman and Chief Executive Officer of SHI, and a member of the executive committee of each.

     Mr. Charles E. Scripps is Chairman of the executive committee of the Company's Board of Directors and Chairman of the executive committee of the Board of Directors of SHI.

     Mr. Charles E. Scripps and Mr. Robert P. Scripps are general partners in Jefferson Building Partnership, (the "Jefferson Partnership") which was formed in 1984. The Albuquerque Publishing Company, which is the Company's 50% owned partnership that operates The Albuquerque Tribune under a joint operating agreement, leases the facilities for The Albuquerque Tribune from a partnership controlled in part by the Jefferson Partnership. This lease terminates in 2004. Total rent under the lease for 1995 was approximately $1,851,790. The Albuquerque Publishing Company has an option to purchase the property that is exercisable until 2034. The purchase price will be equal to 7.7 times the basis rent for the lease year in which the property is purchased. The parties to the Albuquerque joint operating agreement lease the land on which the Albuquerque facilities are situated to the Jefferson Partnership under a lease terminating in 2034 and providing for rent of $150,000 per year, subject to certain adjustments for inflation. The Jefferson Partnership has subleased the land to the Albuquerque Publishing Company as part of the facilities lease arrangement described above.

     Mr. Scripps is a trustee of The Edward W. Scripps Trust and for 1995 he is expected to continue to serve as a trustee. As a trustee, Mr. Scripps shares the power, together with the other two trustees, to vote and dispose of the 32,610,000 shares of Class A Common Stock and 16,040,000 shares of Common Voting Stock of the Company held by the Trust. Mr. Scripps has a life income interest in the Trust. See "Security Ownership of Certain Beneficial Owners."

PENSION PLAN

     The Company's executive officers and substantially all other non-union employees of the Company are participants in a non-contributory defined benefit pension plan maintained by the Company (the "Pension Plan"). Contributions to the Pension Plan are based on separate actuarial computations for each business unit and are made by the business unit compensating the particular individual.

                                                   YEARS OF SERVICE
                         --------------------------------------------------------------------
     REMUNERATION        15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
----------------------   --------       --------       --------       --------       --------
$  300,000............   $ 55,000       $ 74,000       $ 92,000       $111,000       $129,000
   400,000............     74,000         99,000        123,000        148,000        173,000
   500,000............     93,000        124,000        155,000        186,000        216,000
   600,000............    112,000        149,000        186,000        223,000        260,000
   700,000............    130,000        174,000        217,000        261,000        304,000
   800,000............    149,000        199,000        248,000        298,000        348,000
   900,000............    168,000        224,000        280,000        336,000        391,000
 1,000,000............    187,000        249,000        311,000        373,000        435,000
 1,500,000............    280,000        374,000        467,000        561,000        654,000

     The above table shows the annual normal retirement benefits which, absent the maximum benefit limitations (the "Benefit Limitations") imposed by Section 415(b) of the Internal Revenue Code of 1986, as amended (the "Code"), would be payable pursuant to the Pension Plan upon retirement at age 65 (based upon the 1996 social security integration level under the Pension Plan), pursuant to a straight life annuity option, for employees in the compensation ranges specified and under various assumptions with respect to average final annual compensation and years of credited services.

     In general, the Benefit Limitations limit the annual retirement benefits that may be paid pursuant to the Pension Plan to $120,000 (subject to further cost-of-living increases promulgated by the United States Secretary of the Treasury). The Company supplements payments under the Pension Plan with direct pension payments equal to the amount, if any, by which the benefits that otherwise would be payable under the Pension Plan exceed the benefits that are permitted to be paid under the Benefit Limitations. Annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable social security integration level plus 1.25% of average final annual compensation in excess of the social security integration level, multiplied by the employee's years of credited service. An employee's benefits are actuarially adjusted if paid in a form other than a life annuity.

     An employee's average final compensation is the average annual amount of his pensionable compensation (generally salary and bonus, excluding any compensation pursuant to the Medium Term Bonus Plan, the Scripps Retirement & Investment Plan and any other annual or long-term compensation reflected in the Summary Compensation Table) for service during the five consecutive years within the last ten years of his employment for which his total compensation was greatest. The employee's years of credited service equal the number of years of his employment with the Company (subject to certain limitations). As of December 31, 1995, the years of credited service of the individuals named in the cash compensation table are as follows: Mr. Leser-28; Mr. Burleigh-39; Mr. Gardner-11; Mr. Castellini-25; Mr. Standen-5; Mr. Horton-25.

                              CERTAIN TRANSACTIONS

SCRIPPS FAMILY AGREEMENT

     General. The Company and certain persons and trusts are parties to an agreement (the "Scripps Family Agreement") restricting the transfer and governing the voting of shares of Common Voting Stock that such persons and trusts may acquire or own at or after the termination of the Trust. Such persons and trusts (the "Signatories") consist of certain grandchildren of Robert Paine Scripps who are beneficiaries of the Trust, descendants of John P. Scripps, and certain trusts of which descendants of John P. Scripps are trustees and beneficiaries. Robert Paine Scripps and John P. Scripps were sons of the founder of the Company.

     If the Trust were to have terminated as of March 1, 1996, the Signatories would have held in the aggregate approximately 86.6% of the outstanding shares of Common Voting Stock as of such date.

     Once effective, the provisions restricting transfer of shares of Common Voting Stock under the Scripps Family Agreement will continue until twenty-one
(21) years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps alive when the Trust terminates. The provisions of the Scripps Family Agreement governing the voting of Common Voting Stock will be effective for a ten (10) year period after termination of the Trust and may be renewed for additional ten (10) year periods pursuant to Delaware law and certain provisions set forth in the Agreement.

     Transfer Restrictions. No Signatory will be able to dispose of any shares of Common Voting Stock (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories will not be able to convert shares of Common Voting Stock into shares of Class A Common Stock except for a limited period of time after giving other Signatories and the Company the aforesaid opportunity to purchase and except in certain other limited circumstances.

     Signatories will be permitted to transfer shares of Common Voting Stock to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of such a descendant, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories will also be permitted to transfer shares of Common Voting Stock by testamentary transfer to their spouses provided such shares are converted to Class A Common Stock and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John
P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John
P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of shares of Common Voting Stock made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Stock.

     Voting Provisions. The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the stockholders of the Company held after termination of the Trust (each such meeting hereinafter referred to as a "Required Meeting"). At each Required Meeting, the Company will submit for decision by the Signatories, each matter, including election of directors, that the Company will submit to its stockholders at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Signatory will be entitled, either in person or by proxy, to cast one vote for each share of Common Voting Stock owned of record or beneficially by him on each matter brought before the meeting. Each Signatory will be bound by the decision reached with respect to each matter brought before such meeting, and, at the related meeting of the stockholders of the Company, will vote his shares of Common Voting Stock in accordance with decisions reached at the meeting of the Signatories.

JOHN P. SCRIPPS NEWSPAPERS

     In connection with the merger in 1986 of the John P. Scripps Newspaper Group ("JPSN") into a wholly owned subsidiary of the Company (the "JPSN Merger"), the Company and The Edward W. Scripps Trust entered into certain agreements discussed below.

     JPSN Board Representation Agreement.  The Edward W. Scripps Trust and John
P. Scripps entered into a Board Representation Agreement dated March 14, 1986 in connection with the JPSN Merger. Under this agreement, the surviving adult children of Mr. Scripps who are stockholders of the Company have the right to designate one person to serve on the Company's Board of Directors so long as they continue to own in the aggregate 25% of the sum of (i) the shares issued to them in the JPSN Merger and (ii) the shares received by them from John P. Scripps' estate. In this regard, The Edward W. Scripps Trust has agreed to vote its Common Voting Stock in favor of the person designated by John P. Scripps' children. Pursuant to this agreement, Paul K. Scripps currently serves on the Company's Board of Directors and is a nominee for election at the Annual Meeting. The Board Representation Agreement terminates upon the earlier of the termination of The Edward W. Scripps Trust or the completion of a public offering by the Company of Common Voting Stock.

     Stockholder Agreement. The former stockholders of the John P. Scripps Newspaper Group, including John P. Scripps and Paul K. Scripps, entered into a Stockholder Agreement with the Company in connection with the JPSN Merger. This agreement restricts to certain transferees the transfer of Common Voting Stock received by such stockholders pursuant to the JPSN Merger. These restrictions on transfer will terminate on the earlier of the termination of The

Edward W. Scripps Trust or completion of a public offering of Common Voting Stock. Under the agreement, if a stockholder has received a written offer to purchase 25% or more of his shares of Common Voting Stock, the Company has a "right of first refusal" to purchase such shares on the same terms as the offer. On the death of any of these stockholders, the Company is obligated to purchase from the stockholder's estate a sufficient number of shares of the common stock of the Company to pay federal and state estate taxes attributable to all shares included in such estate; this obligation expires in 2006. Under certain other circumstances, such as bankruptcy or insolvency of a stockholder, the Company has an option to buy all shares of common stock of the Company owned by such stockholder. Under the agreement, stockholders owning 25% or more of the outstanding shares of Common Voting Stock issued pursuant to the JPSN Merger may require the Company to register shares of Common Voting Stock (subject to the right of first refusal mentioned above) under the Securities Act of 1933 for sale at the stockholders' expense in a public offering. In addition, the former stockholders of the John P. Scripps Newspaper Group will be entitled, subject to certain conditions, to include shares of Common Voting Stock (subject to the right of first refusal) that they own in any registered public offering of shares of the same class by the Company. The registration rights expire three years from the date of a registered public offering of shares of Common Voting Stock.

OTHER TRANSACTIONS

     For information concerning certain transactions which involve Mr. Charles
E. Scripps and Mr. Robert P. Scripps, see "Compensation Committee Interlocks and Insider Participation" and "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Certain Beneficial Owners."

     Mr. John H. Burlingame is the Executive Partner of Baker & Hostetler, which is general counsel to the Company and to The Edward W. Scripps Trust (the "Trust"). Baker & Hostetler performed legal services for the Company and the Trust in 1995 and is expected to perform such services in 1996. In 1995, the Company and the Trust paid approximately $7,000,000 in legal fees to Baker & Hostetler.

     Mr. Nicholas B. Paumgarten is a Managing Partner of J.P. Morgan & Co. Incorporated ("J.P. Morgan"). Morgan Guaranty Trust Company of New York (an affiliate of J.P. Morgan) is a lender to the Company under its Competitive Advance/Revolving Credit Agreement. Another affiliate of J.P. Morgan, J.P. Morgan Securities Inc., performed investment banking services for the Company during 1995 and may perform investment banking services for the Company in the current year.

     Mr. Lawrence A. Leser, Chairman and Chief Executive Officer, entered into a loan agreement with Scripps Howard, Inc., a subsidiary of the Company, in January 1996 pursuant to the Employee Stock Purchase Loan Program. This Plan is designed to assist key employees in exercising stock options. Mr. Leser borrowed $450,000 at an interest rate of 6.02%, which was the applicable Federal rate in effect under Section 1274(d) of the Internal Revenue Code of 1986, as of the day on which the loan was made. In accordance with the terms of the loan program, Mr. Leser agreed to repay the loan within ten years.

                                   PROPOSAL 2

AMENDMENT TO LONG TERM INCENTIVE PLAN TO RESERVE AN ADDITIONAL 2,000,000 SHARES
              OF CLASS A COMMON STOCK FOR ISSUANCE UNDER THE PLAN.

GENERAL

     There will be submitted at the Annual Meeting for action by the holders of Common Voting Stock a proposal to approve an amendment to the Long-Term Incentive Plan to reserve 2,000,000 additional shares of Class A Common Stock for issuance under the plan. The Board believes that the continued use of stock-related benefits as part of the Company's compensation package is of great importance in promoting the growth and continued success of the Company and is thus of substantial benefit to the Company and its stockholders. The Company cannot be successful without the ability to attract and retain talented executives, managers and other employees. The Incentive Plan is an effective recruiting tool, as well as a means of promoting long-term commitment to the Company. The proposed amendment was approved by the Board of Directors on February 15, 1996.

     Reservation of Additional Shares of Class A Common Stock. The Plan presently provides for the issuance of 3,250,000 shares of Class A Common Stock. As of March 1, 1996, awards for 404,784 restricted shares and options for 2,356,825 shares had been granted and were outstanding to executive officers and key employees of the Company. On that date, 488,391 shares of Class A Common Stock were available for issuance in the future under the Plan. These shares, however, are expected to be cancelled on May 23, 1996, the date of the next regularly scheduled Board of Directors meeting. If proposal two is approved by the holders of Common Voting Stock, on May 24, 1996, 2,000,000 shares of Class A Common Stock will be reserved for issuance under the Plan. This 2,000,000 shares, along with the 2,761,609 shares already granted and subject to the Plan, would represent an amount equal to approximately 7.9% of the shares of Class A Common Stock currently outstanding.

     The closing sale price of the Class A Common Stock on the New York Stock Exchange on March 1, 1996 was $42.00. At that date, the aggregate value of the additional 2,000,000 shares proposed to be reserved for purposes of the Plan was $84,000,000, and the aggregate market value of the 2,761,609 shares currently subject to restricted shares and options awarded and outstanding under the Plan was $115,987,578.

     No awards relating to the increase in shares have been made under the Long-Term Incentive Plan. If the proposed amendment is approved by the holders of Common Voting Stock, the Company's Compensation Committee will from time to time consider awards for key employees of the Company under the Long-Term Incentive Plan. Such decisions regarding awards are in the Compensation Committee's sole discretion. Thus, the employees receiving awards and the terms of such awards are not determinable at this time.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following is a summary of the federal income tax consequences of transactions under the Plan.

     Incentive Stock Options. No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option. If Class A Common Stock is issued to an optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such stock is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (a) upon the sale of such stock a long-term capital gain or loss will be realized in an amount equal to the difference between the option price and the amount realized by the optionee and (b) no deduction will be allowed to the Company for federal income tax purposes. The excess (if any) of the fair market value of the shares on the date of exercise over the option price, however, is includable in alternative minimum taxable income unless the shares are disposed of in the taxable year the option is exercised.

     If Class A Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (i) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares and (ii) the Company will be entitled to deduct the amount realized as ordinary income by the optionee if the Company satisfies applicable federal withholding or reporting requirements. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction for the Company.

     With respect to the exercise of an incentive stock option and the payment of the option price by the delivery of shares of Class A Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period (except for purposes of the one-year period referred to above) of the optionee in shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no-taxable income will be realized by the optionee at that time; such excess shares will be considered incentive stock option stock with a zero basis; and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee. If the shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date the option relating to the surrendered shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the optionee will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the shares surrendered over the basis of such shares. If any of the shares received are disposed of in a disqualifying disposition, the optionee will be treated as first disposing of the shares with a zero basis.

     Non-Qualified Stock Options. With respect to non-qualified stock options generally, (a) no income is realized by the optionee at the time the option is granted, (b) upon exercise of the option, the optionee realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of Class A Common Stock on the date of exercise over the option price paid for the shares, and the Company is entitled to a tax deduction in the amount of ordinary income realized (provided that applicable withholding or reporting requirements are satisfied), and (c) upon disposition of the shares of Class A Common Stock received upon the exercise of the option, the optionee recognizes, as either short-term or long-term capital gain (or loss), depending upon the length of time that the optionee has held the shares, income (or loss) equal to the difference between the amount realized and the fair market value of the shares on the date of exercise.

     With respect to the exercise of a non-qualified stock option and the payment of the option price by the delivery of shares of Class A Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the optionee in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such excess shares will be such fair market value, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

     Stock Appreciation Rights. No income will be realized by an optionee in connection with the grant of a stock appreciation right under the Plan. When the right is exercised, the optionee will generally be required to recognize as ordinary income in the year of exercise an amount equal to the sum of the amount of cash and the fair market value of any shares received. The Company will be entitled to a deduction equal to the amount included in such optionee's ordinary income by reason of the exercise if the Company satisfies applicable federal withholding or reporting requirements. If the optionee received Class A Common Stock upon the exercise of a stock appreciation right, the post-exercise appreciation (or depreciation) will be treated in the same manner as discussed above under "Non-Qualified Stock Option."

     Restricted Stock Awards. A recipient of a restricted stock award generally will recognize ordinary income equal to the difference between the fair market value of the restricted stock at the time the stock is transferrable or not subject to a substantial risk of forfeiture and the consideration, if any, paid for the stock. A recipient may elect, however, within 30 days of the date of grant, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock on such date (determined without regard to any restrictions other than restrictions which will never lapse) over the consideration, if any, paid for such restricted stock. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient if the Company satisfies applicable federal withholding or reporting requirements.

     Performance Units. A recipient of performance units will recognize ordinary income when the objectives for a performance unit are satisfied. The time at which a recipient of a performance unit will recognize ordinary income will generally depend upon whether the recipient receives restricted or nonrestricted stock, cash or a combination thereof. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient.

     Capital Gains. Under current law, capital gains are subject to the same tax rates that apply to ordinary income, except the rate on long-term capital gains may not exceed 28%. Capital losses may be utilized to offset capital gains to the extent of capital gains, and $3,000 of capital losses in excess of capital gains ($1,500 in the case of a married individual filing a separate return) is deductible against other income.

     To receive long-term capital gain (loss) treatment with respect to any appreciation (depreciation) in the value of Class A Common Stock acquired pursuant to the Plan, the participant must hold such shares for more than one year. Shares held for one year or less will receive short-term capital gain or loss treatment.

     Dividends and Dividend Equivalents. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant and may be deductible by the Company. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participants, but will not be deductible by the Company.

     $1,000,000 Deduction Limitation. The Company is not entitled to deduct annual remuneration in excess of $1 million (the "Deduction Limitation") paid to certain of its employees unless such remuneration satisfies an exception to the Deduction Limitation, including an exception for performance-based compensation. Thus, unless options, rights or awards granted under the Plan satisfy an exception to the Deduction Limitation, the Company's deduction with respect to such options, rights or awards will be subject to the Deduction Limitation.

     Under Treasury Regulations, compensation attributable to a stock option, stock appreciation right, restricted stock or performance unit is deemed to satisfy the performance-based compensation exception if:

         "the grant or award . . . is made by the compensation committee; the plan under which the option or right . . . is granted states the maximum number of shares with respect to which options or rights . . . may be granted during a specified period to any employee; and, under the terms of the option or right . . ., the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award . . . ."

If Proposal Two is approved by the shareholders and a compensation committee comprised solely of two or more "outside directors" within the meaning of
Section 162(m) of the Code makes the grants, the Company's deduction with respect to options granted under the Plan will not be subject to the Deduction Limitation.

VOTE NECESSARY FOR APPROVAL

     The affirmative vote of the holders of a majority of the outstanding Common Voting Stock present or represented at the meeting is required to approve the proposed amendment to the Incentive Plan. The Board of Directors recommends that holders of such stock vote FOR the proposed amendment. It is expected that the shares of Common Voting Stock owned by The Edward W. Scripps Trust will be voted in favor of the Amendment. Proxies for Common Voting Stock solicited by the Board will be voted FOR the proposed amendment unless such stockholders specify a contrary choice in their proxies.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and owners of more than ten percent of the Company's Class A Common Stock ("10% stockholders"), to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class A Common Stock and other equity securities of the Company. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with, except that one Form 4 for a director was filed late. The director made a charitable gift of some shares of the Company's Class A Common Stock in December 1995. The Form 4 was filed in February 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     At its February 15, 1996 meeting, the Board approved the appointment of Deloitte & Touche as independent public accountants for the Company for the fiscal year ending December 31, 1996. A representative of Deloitte & Touche is expected to be present at the Annual Meeting.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Any stockholder proposals intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company at 1105 N. Market Street, Wilmington, Delaware 19801 on or before November 29, 1996, for inclusion in the Company's proxy statement and form of proxy relating to the 1997 Annual Meeting of Stockholders.

                                 OTHER MATTERS

     The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's Class A Common Stock.

     The presence of any stockholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by giving written notice to the Company or in open meeting.

     The persons named in the enclosed proxy, or their substitutes, will vote the shares represented by such proxy at the meeting. The forms of proxy for the two respective classes of stock permit specification of a vote for persons nominated for election as directors by each such class of stock, as set forth under "Election of Directors" above, and the withholding of authority to vote in the election of such directors or the withholding of authority to vote for one or more specified nominees. The form of proxy for the Common Voting Stock permits specification of a vote for or against, or abstention with respect to, the proposal to amend the Long-Term Incentive Plan. Where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect directors as set forth under "Election of Directors" and FOR the proposal to amend the Incentive Plan.

     Under Delaware law and the Company's Certificate of Incorporation, broker non-votes for Class A Common Stock and abstaining votes for both Class A Common Stock and Common Voting Stock will not be counted in favor of, or against, election of any nominee. Under Delaware law and the Company's Certificate of Incorporation, any holder of Common Voting Stock who abstains from voting on the proposal to amend the Long-Term Incentive Plan will in effect be voting against such proposal.

     If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR 1995 IS ENCLOSED. AUDITED FINANCIAL STATEMENTS FOR 1995 ARE INCLUDED IN THE APPENDIX TO THIS PROXY STATEMENT.

                                            By order of the Board of Directors,
                                            M. DENISE KUPRIONIS
                                            Corporate Secretary

March 28, 1996

                           THE E.W. SCRIPPS COMPANY


                                                                      PROXY FOR
                                                           CLASS A COMMON STOCK

        The undersigned hereby appoints LAWRENCE A. LESER, DANIEL J. CASTELLINI and M. DENISE KUPRIONIS and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of The E.W. Scripps Company, to be held at The Queen City Club, Cincinnati, Ohio, on Thursday, May 9, 1996 at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

1. / / FOR, or / / WITHHOLD AUTHORITY to vote for, the following nominees for election as directors:
    Daniel J. Meyer, Nicholas B. Paumgarten and Ronald W. Tysoe.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

______________________________________________________________________________

2. On such other business as may properly come before the meeting.
The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in item 1.

                 (Continued, and to be signed, on other side)






Receipt of the Notice of Meeting of Stockholders and the related Proxy Statement dated March 28, 1996 is hereby acknowledged.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                        Dated ___________________________, 1996
                                                (Please date your Proxy)

                                                               Number of Shares



                                        _______________________________________
                                                 Signature of Stockholder

                                        Please sign exactly as your name
                                        appears hereon, indicating, where
                                        proper, official position or
                                        representative capacity.

                                        When signing as Attorney, Executor,
                                        Administrator, Trustee, etc., give full
                                        title as such.

                           THE E.W. SCRIPPS COMPANY


                                                                      PROXY FOR
                                                            COMMON VOTING STOCK

        The undersigned hereby appoints LAWRENCE A. LESER, DANIEL J. CASTELLINI and M. DENISE KUPRIONIS and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of The E.W. Scripps Company, to be held at The Queen City Club, Cincinnati, Ohio, on Thursday, May 9, 1996 at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

1. / / FOR, or / / WITHHOLD AUTHORITY to vote for, the following nominees for election as directors:
    John H. Burlingame, William R. Burleigh, Lawrence A. Leser, Charles E. Scripps, Paul K. Scripps and Robert P. Scripps.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

______________________________________________________________________________

2. / / FOR, or / / AGAINST, or / / ABSTAIN WITH RESPECT TO, amending the Company's Long-Term Incentive Plan to reserve an additional 2,000,000 shares of Class A Common Stock for issuance under the Plan.

3. On such other business as may properly come before the meeting.
The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in item 1 and FOR item 2.

                 (Continued, and to be signed, on other side)






Receipt of the Notice of Meeting of Stockholders and the related Proxy Statement dated March 28, 1996 is hereby acknowledged.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                        Dated ___________________________, 1996
                                                (Please date your Proxy)

                                                               Number of Shares



                                        _______________________________________
                                                 Signature of Stockholder

                                        Please sign exactly as your name
                                        appears hereon, indicating, where
                                        proper, official position or
                                        representative capacity.

                                        When signing as Attorney, Executor,
                                        Administrator, Trustee, etc., give full
                                        title as such.